Exhibit 99.1

NEWS	FOR FURTHER INFORMATION
FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND
707 17th STREET, SUITE 3600	DIRECTOR - INVESTOR RELATIONS
DENVER, COLORADO 80202	303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES AMENDMENT ON SALE OF ALASKA ASSETS

DENVER, COLORADO — August 1, 2007 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) announced today that it has signed an amendment to its definitive agreement to sell 100% of its Alaska assets, which includes its wholly-owned subsidiary, Forest Alaska Operating LLC (FAO), with Pacific Energy Resources Ltd. (TSX:PFE) (Pacific), previously announced on May 29, 2007.

Under the terms of the amendment, Forest will receive the following consideration:

-                    Cash of $268 million to repay the full balance of the FAO term loans

-                    Cash of $132 million to be paid to Forest

-                    10 million shares of Pacific common stock, and

-                    A $60.75 million zero coupon Senior Subordinated Note from Pacific due 2014

The amendment extends the closing date to August 24, 2007.  It also provides for a deposit of 5 million shares of Pacific common stock in addition to the $5.2 million cash already received and substantially reduces the circumstances under which closing would not occur.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its 2006 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and crude oil in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Alaska, Arkansas, Colorado, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

August 1, 2007